    As filed with the Securities and Exchange Commission on April 4, 2000

                                                      Registration No. 333-_____

--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8
             Registration Statement Under The Securities Act Of 1933

                                ----------------

                                HNC SOFTWARE INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                                    33-0248788
 (State or Other Jurisdiction of                    (I.R.S. Employer
  Incorporation or Organization)                    Identification No.)

                           5935 CORNERSTONE COURT WEST
                        SAN DIEGO, CALIFORNIA 92121-3728
                    (Address of Principal Executive Offices)

  (1) STOCK OPTIONS GRANTED BY ADVANCED INFORMATION MANAGEMENT SOLUTIONS, INC. UNDER ITS STOCK OPTION PLAN AND ASSUMED BY HNC SOFTWARE INC.

       (2) STOCK OPTIONS GRANTED BY ONYX TECHNOLOGIES, INC. UNDER ITS 1999
                  STOCK PLAN AND ASSUMED BY HNC SOFTWARE INC.

 (3) STOCK OPTIONS GRANTED BY THE CENTER FOR ADAPTIVE SYSTEMS APPLICATIONS, INC. UNDER ITS 1995 STOCK PLAN AND ASSUMED BY HNC SOFTWARE INC.

                            (Full Title of the Plan)

                        ---------------------------------

                               KENNETH J. SAUNDERS
                             CHIEF FINANCIAL OFFICER
                                HNC SOFTWARE INC.
                           5935 CORNERSTONE COURT WEST
                        SAN DIEGO, CALIFORNIA 92121-3728
                                 (858) 546-8877
            (Name, Address and Telephone Number of Agent for Service)

                        ---------------------------------

                                   COPIES TO:
                            Kenneth A. Linhares, Esq.
                            Katherine Tallman Schuda
                               Fenwick & West LLP
                              Two Palo Alto Square
                           Palo Alto, California 94306

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
          TITLE OF SECURITIES      AMOUNT TO BE          PROPOSED MAXIMUM               PROPOSED MAXIMUM          AMOUNT OF
            TO BE REGISTERED        REGISTERED       OFFERING PRICE PER SHARE       AGGREGATE OFFERING PRICE   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value             428 (1)       $26.3019 (2)                 $11,257(2)                   $2.97(3)

Common Stock, $0.001 par value          30,390 (4)       $15.5419 (2)                $472,318(2)                 $124.69(3)

Common Stock, $0.001 par value          80,036 (5)       $12.1336 (2)                $971,125(2)                 $256.38(3)

TOTALS                                 110,854           $13.1227                  $1,454,700                    $384.04
==============================================================================================================================

(1) Shares subject to assumed Advanced Information Management Solutions, Inc. Stock Option Plan as of March 30, 2000.

(2) Weighted average per share exercise price for such outstanding options calculated pursuant to Rule 457(h)(1).

(3) Fee calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

(4) Shares subject to assumed ONYX Technologies, Inc. 1999 Stock Plan as of March 30, 2000.

(5) Shares subject to assumed The Center for Adaptive Systems Applications, Inc. 1995 Stock Plan as of March 30, 2000.

                                HNC SOFTWARE INC.
                       REGISTRATION STATEMENT ON FORM S-8

           PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                This registration statement relates to 110,854 shares of Common Stock, $0.001 par value, of the Registrant, reserved for issuance upon the exercise of stock options granted under the following stock option plans of companies acquired by the Registrant that the Registrant has assumed: (a) the Advanced Information Management Solutions, Inc. Stock Option Plan; (b) the ONYX Technologies, Inc. 1999 Stock Plan; and (c) The Center for Adaptive Systems Applications, Inc. 1995 Stock Plan.

                These options were assumed by the Registrant in connection with its acquisitions of, respectively: (a) Advanced Information Management Solutions, Inc. ("AIM"), a California corporation, on February 25, 2000 pursuant to the terms of an Agreement and Plan of Reorganization dated as of February 21, 2000 among the Registrant, AIM and a wholly owned subsidiary of the Registrant; (b) ONYX Technologies, Inc., a Georgia corporation ("ONYX"), on March 10, 2000 pursuant to the terms of that certain Agreement and Plan of Reorganization dated as of March 9, 2000 among the Registrant, ONYX and a wholly owned subsidiary of the Registrant; and (c) The Center for Adaptive Systems Solutions, Inc., a Delaware corporation ("CASA"), pursuant to the terms of that certain Agreement and Plan of Reorganization dated February 11, 2000, as amended by Amendment No. 1 thereto dated March 1, 2000, among the Registrant, CASA and a wholly owned subsidiary of the Registrant.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "COMMISSION") are incorporated herein by reference:

         (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "SECURITIES ACT") that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

         (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

         (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Registrant by Fenwick & West LLP, of Palo Alto, California.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

         In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and officers, as well as directors and officers of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise when they are serving in such capacities at the request of the Registrant, to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except that the Registrant is not required to advance expenses to a person against whom it brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees and agents; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that adversely affects the indemnification provided thereunder.

         The Registrant's policy is to enter into indemnity agreements with each of its directors and officers. The indemnity agreements provide that directors and officers will be indemnified and held harmless against all expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as a director or officer of the Registrant or as directors or officers of any other corporation, partnership or enterprise when they are serving in such capacities at the request of the Registrant; except that no indemnity is provided in a derivative action in which such director or officer is finally adjudged by a court to be liable to the Registrant due to willful misconduct in the performance of his or her duty to the Registrant, unless the court determines that such director or officer is entitled to indemnification. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated voluntarily by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification and/or advancement of expenses under the indemnity agreements; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws and regulations; (iv) on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of the Registrant; (v) on account of any criminal action or proceeding arising out of conduct that the indemnified party had reasonable cause to believe was unlawful; or (vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

         The indemnity agreement requires a director or officer to reimburse the Registrant for expenses advanced only if and to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Registrant's Certificate of Incorporation, the Registrant's Bylaws, his or her indemnity agreement or otherwise to be indemnified for such expenses. The indemnity agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, the Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware law, or otherwise.

         The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its directors and officers, may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

         The indemnity agreements require the Registrant to maintain director and officer liability insurance to the extent readily available. The Registrant currently carries a director and officer insurance policy.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         4.01*    Advanced Information Management Solutions, Inc. Stock Option Plan.

         4.02*    Form of Advanced Information Management Solutions, Inc. stock option agreement.

         4.03*    ONYX Technologies, Inc. 1999 Stock Plan.

         4.04*    Form of ONYX Technologies, Inc. stock option agreement.

         4.05*    The Center for Adaptive Systems Applications, Inc. 1995 Stock Option Plan.

         4.06*    Forms of The Center for Adaptive Systems Applications, Inc. stock option agreements.

         4.07     Registrant's Restated Certificate of Incorporation filed with the Secretary of State of
                  Delaware on June 13, 1996(1).

         4.08     Registrant's Bylaws, as amended(2).

         4.09     Form of specimen certificate for Registrant's Common Stock(3).

         5.01*    Opinion of Fenwick & West LLP.


                                      -4-

         23.01*   Consent of Fenwick & West LLP (included in Exhibit 5.01).

         23.02*   Consent of PricewaterhouseCoopers LLP, Independent Accountants.

         23.03*   Consent of PricewaterhouseCoopers LLP, Independent Accountants.

         24.01*   Power of Attorney (see page 7).

---------------------------
         *        Filed herewith.

         (1) Filed as Exhibit 3(i).04 with the Registrant's Report on Form 10-Q for the quarter ended June 30, 1996, as originally filed on August 13, 1996.

         (2) Filed as Exhibit 3(i).01 with the Registrant's Report on Form 10-Q for the quarter ended June 30, 1998, as amended.

         (3) Incorporated by reference from Exhibit 4.01 to the Registrant's Registration Statement on Form S-1 (File No. 33-91932) filed on May 5, 1995, and as subsequently amended.


ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John Mutch, Kenneth J. Saunders and Russell C. Clark, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 3, 2000.

                                  HNC SOFTWARE INC.

                                  By:   /s/ Kenneth J. Saunders
                                        ----------------------------------------
                                        Kenneth J. Saunders
                                        Chief Financial Officer and Secretary

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                          TITLE                                 DATE
    --------------                                     -----------                            ---------
PRINCIPAL EXECUTIVE OFFICER:

/s/ John Mutch
------------------------------------        President, Chief Executive Officer                 April 3, 2000
John Mutch                                  and a Director

PRINCIPAL FINANCIAL OFFICER:

/s/ Kenneth J. Saunders
------------------------------------        Chief Financial Officer and Secretary              April 3, 2000
Kenneth J. Saunders

PRINCIPAL ACCOUNTING OFFICER:

/s/ Russell C. Clark
------------------------------------        Vice President, Corporate                          April 3, 2000
Russell C. Clark                            Finance, and Assistant Secretary

ADDITIONAL DIRECTORS:

/s/ Edward K. Chandler
------------------------------------        Director                                           April 3, 2000
Edward K. Chandler

/s/ Thomas F. Farb
------------------------------------        Director                                           April 3, 2000
Thomas F. Farb

/s/ Charles H. Gaylord, Jr.
------------------------------------        Director                                           April 3, 2000
Charles H. Gaylord, Jr.

/s/ Alex W. Hart
------------------------------------        Director                                           April 3, 2000
Alex W. Hart

/s/ Robert L. North
------------------------------------        Director                                           April 3, 2000
Robert L. North


                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                        EXHIBIT TITLE
------                                        -------------
         4.01*    Advanced Information Management Solutions, Inc. Stock Option Plan.

         4.02*    Form of Advanced Information Management Solutions, Inc. stock option agreement.

         4.03*    ONYX Technologies, Inc. 1999 Stock Plan.

         4.04*    Form of ONYX Technologies, Inc. stock option agreement.

         4.05*    The Center for Adaptive Systems Applications, Inc. 1995 Stock Option Plan.

         4.06*    Forms of The Center for Adaptive Systems Applications, Inc. stock option agreements.

         5.01*    Opinion of Fenwick & West LLP.

         23.01*   Consent of Fenwick & West LLP (included in Exhibit 5.01).

         23.02*   Consent of PricewaterhouseCoopers LLP, Independent Accountants.

         23.03*   Consent of PricewaterhouseCoopers LLP, Independent Accountants.

         24.01*   Power of Attorney (see page 7).

---------------------------
*               Filed herewith.